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              [LETTERHEAD OF AMSOUTH BANCORPORATION APPEARS HERE]


                                   EXHIBIT 5



                                                             April 24, 1995


AmSouth Bancorporation
1400 AmSouth-Sonat Tower
1900 Fifth Avenue, North
Birmingham, Alabama  35203

Dear Sirs:

     I am Counsel to AmSouth Bancorporation, a Delaware corporation (the "Company") in connection with the registration on Form S-8 under the Securities Act of 1933 (the "Act") of up to 50,000 shares (the "Securities") of Common Stock, par value $1 per share, of the Company, to be issued in accordance with the terms of the Company's Director Restricted Stock Plan (the "Plan") and up to 50,000 related stock purchase rights (the "Rights") to be issued pursuant to the Stockholder Protection Rights Agreement dated as of June 15, 1989 (the "Rights Agreement"), between the Company and AmSouth Bank, National Association, as Rights Agent (the "Rights Agent"). I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion:

          (1) When the registration statement on Form S-8 relating to the Securities and the Rights (the "Registration Statement") has become effective under the Act, and the Securities have been duly issued as contemplated by the Registration Statement and the Plan, the Securities will be validly issued, fully paid and nonassessable.

          (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Securities have been validly issued as contemplated by the Registration Statement and the Plan, the Rights attributable to the Securities will be validly issued.
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AmSouth Bancorporation
April 24, 1995
Page Two


     In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

     Very truly yours,

     /s/ Carl L. Gorday

     Carl L. Gorday
     Counsel

CLG/mb